UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                                 BAIDU.COM,INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           American Depositary Shares
                  Each representing one Class A Ordinary Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    056752108
                                    ---------
                                 (CUSIP Number)

                                  May 31, 2006
                                  ------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------              ----------------------
CUSIP No. 05672108                               13G      Page  2 of  11  Pages
--------------------------------------------              ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
----------  --------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF SHARES         6  SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING           669,400 (1)(2) (see Item 4)
PERSON WITH           ----- ----------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            669,400 (1)(2) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           669,400 (1)(2) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------              ----------------------
CUSIP No. 05672108                               13G      Page  3 of  11  Pages
--------------------------------------------              ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
----------  --------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF SHARES         6  SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING           669,400 (1)(2) (see Item 4)
PERSON WITH           ----- ----------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            669,400 (1)(2) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           669,400 (1)(2) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------              ----------------------
CUSIP No. 05672108                               13G      Page  4 of  11  Pages
--------------------------------------------              ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
----------  --------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF SHARES         6  SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING           250,000 (1)(3) (see Item 4)
PERSON WITH           ----- ----------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            250,000 (1)(3) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           250,000 (1)(3) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.9% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------              ----------------------
CUSIP No. 05672108                               13G      Page  5 of  11  Pages
--------------------------------------------              ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
----------  --------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF SHARES         6  SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING           30,000 (1)(see Item 4)
PERSON WITH           ----- ----------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            30,000 (1)(see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           30,000 (1)(see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.2% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------              ----------------------
CUSIP No. 05672108                               13G      Page  6 of  11  Pages
--------------------------------------------              ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steven A. Cohen
 ---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
----------  --------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF SHARES         6  SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING           949,400 (1)(4) (see Item 4)
PERSON WITH           ----- ----------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            949,400 (1)(4) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           949,400 (1)(4) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.2% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Baidu.com, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    12/F Ideal International Plaza
                    No. 58 West-North 4th Ring
                    Beijing 100080
                    People's Republic of China

Items 2(a)          Name of Person Filing:
                    ----------------------

                    This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to American Depositary Shares ("ADS"), each representing one Class A Ordinary Share of the Issuer, beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates") and S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to ADS beneficially owned by SAC Capital Associates and SAC MultiQuant; (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to ADS beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (iv) Sigma Capital Management, LLC ("Sigma Management") with respect to ADS beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates") and (v) Steven A. Cohen with respect to ADS beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC MultiQuant, CR Intrinsic Investors, CR Intrinsic Investments, Sigma Management and Sigma Capital Associates.

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------

                    The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management and Sigma Management is 540 Madison Avenue, New York, New York 10022.

Item 2(c)           Citizenship:
                    ------------

                    SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Management are Delaware limited liability companies. Mr. Cohen is a United States citizen.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    American Depositary Shares, each representing one Class A Ordinary Share

Item 2(e)           CUSIP Number:
                    -------------

                    056752108

Item 3              Not Applicable

Item 4              Ownership:
                    ----------

                    The percentages used herein are calculated based upon the Class A Ordinary Shares issued and outstanding as of March 31, 2006 as reported on the Issuer's current report of foreign issuer on Form 6-K filed with the Securities and Exchange Commission by the Issuer on May 10, 2006.

                    As of the close of business on May 31, 2006:

                    1. S.A.C. Capital Advisors, LLC
                    (a)    Amount beneficially owned: 669,400 (1)(2)
                    (b)    Percent of class: 5.1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote:
                           669,400 (1)(2)
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           669,400 (1)(2)

                    2. S.A.C. Capital Management, LLC
                    (a)    Amount beneficially owned: 669,400 (1)(2)
                    (b)    Percent of class: 5.1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote:
                           669,400 (1)(2)
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           669,400 (1)(2)

                    3. CR Intrinsic Investors, LLC
                    (a)    Amount beneficially owned: 250,000 (1)(3)
                    (b)    Percent of class: 1.9%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote:
                           250,000 (1)(3)
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           250,000 (1)(3)

                    4. Sigma Capital Management, LLC
                    (a)    Amount beneficially owned: 30,000 (1)
                    (b)    Percent of class: 0.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote:
                           30,000 (1)
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           30,000 (1)

                    5. Steven A. Cohen
                    (a)    Amount beneficially owned: 949,400 (1)(4)
                    (b)    Percent of class: 7.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii)   Shared power to vote or direct the vote:
                           949,400 (1)(4)
                    (iii)  Sole power to dispose or direct the disposition: -0-
                    (iv)   Shared power to dispose or direct the disposition:
                           949,400 (1)(4)

                    (1) Each of the ADS represents one Class A Ordinary Share.
                    (2) The number of ADS reported herein includes options held by SAC Capital  Associates on 100,000 ADS.
                    (3) The number of ADS reported herein includes options held by CR Intrinsic Investments on 225,000 ADS.
                    (4) The number of ADS reported herein includes options held, as reported herein, by SAC Capital Associates and CR Intrinsic Investments.

                    SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Management and Mr. Cohen do not directly own any ADS nor any Class A Ordinary Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Management. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 669,400 ADS (representing approximately 5.1.% of the Class A Ordinary Shares outstanding); (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 250,000 ADS

                    (constituting approximately 1.9% of the Class A Ordinary Shares outstanding) and (iii) Sigma Management and Mr. Cohen may be deemed to own beneficially 30,000 ADS (constituting approximately 0.2% of the Class A Ordinary Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement, and SAC Capital Associates disclaims beneficial ownership of any securities held by CR Intrinsic Investments.

Item 5              Ownership of Five Percent or Less of a Class:
                    -------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    ---------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    --------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 7, 2006

S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


CR INTRINSIC INVESTORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person

STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person